Exhibit 99.1

INFORMATION
FOR IMMEDIATE RELEASE
Furniture Brands International, Inc.
1 North Brentwood Blvd.
St. Louis, Missouri 63105
For Further Information Call
John Hastings
314-863-1100

FURNITURE BRANDS INTERNATIONAL
NAMES DR. GEORGE E. ROSS TO BOARD OF DIRECTORS
St. Louis, Missouri, September 8, 2010 — Furniture Brands International, Inc. (NYSE: FBN) today named Dr. George E. Ross to the company’s board of directors. In March 2010, Dr. Ross was appointed president of Central Michigan University, Michigan’s fourth largest university and among the 100 largest public universities in the nation.
“George Ross is an outstanding addition to Furniture Brands’ board of directors,” said Ralph P. Scozzafava, chairman and chief executive officer. “George has extensive experience managing large, complex organizations and building coalitions with a variety of public and private groups. Throughout his career, one of George’s top priorities has been creating programs and infrastructure that support the development of individuals and their organizations. That experience is key to Furniture Brands’ goal of becoming a world-class manufacturer, retailer and employer. We welcome George to the board and look forward to his contributions.”
Dr. Ross earned his bachelor’s and master’s degrees in business administration from Michigan State University, a Ph.D. in higher education administration from the University of Alabama, and completed postdoctoral studies at Harvard University. He began his career as a Certified Public Accountant and held positions in corporate and nonprofit finance and management prior to his work in higher education. Before assuming the Central Michigan University presidency, Dr. Ross served as President of Alcorn State University located in Mississippi and held executive leadership positions at Clark Atlanta University, University of Tennessee at Chattanooga and Tuskegee University.
About Furniture Brands
Furniture Brands International (NYSE: FBN) is a global operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.